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                                    Exhibit 99.1


                                        THOMAS H. PAYNE
                                        MARKET FACTS, INC.
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                        847.590.7000

                                        CRISPIN DAVIS
                                        AEGIS GROUP PLC
                                        CHIEF EXECUTIVE
                                        0171.470.5000

FOR IMMEDIATE RELEASE


AEGIS GROUP COMPLETES TENDER OFFER FOR MARKET FACTS


ARLINGTON HEIGHTS, IL (JUNE 3, 1999)--Market Facts, Inc. (Nasdaq: MFAC), a leading international market research and information company, and Aegis Group plc, one of the world's leading media communication specialists and based in London, today announced that as of midnight New York time on June 1, 1999, Aegis had received acceptances for its tender offer which, coupled with shares subject to an irrevocable option in favor of Aegis, amount to 96.2 percent of Market Facts outstanding common stock. Settlement for the tendered Market Facts shares will take place on or about June 4, 1999. Aegis intends to acquire the balance of the Market Facts shares in a merger pursuant to the terms of their previously announced merger agreement. The merger is expected to be completed by the end of June 1999.

Thomas Payne, president and chief executive officer of Market Facts, said, "We are excited to be joining the Aegis family of companies. Aegis will be a powerful business partner for Market Facts and will help us expand the products and services we can offer to clients, including serving their international research needs. We feel that both our employees and our clients will benefit from this business combination."

Commenting on today's announcement, Crispin Davis, chief executive of Aegis, said, "We are obviously very pleased with this outcome and the reaction from shareholders in both the US and the UK. The response from employees and clients of Market Facts to the acquisition has also been very supportive. Since the original announcement of the tender offer, we have spent considerable time with Market Facts and we are even more convinced of the quality of the company and the opportunities for growth it offers Aegis. It's an exciting move which augurs well for the future."

Aegis is listed on the London stock exchange and is the parent of the Carat Group of operating companies, one of the largest global media planning and buying networks. In 1998, Aegis had revenue of approximately $6.6 billion.

Market Facts is an international organization which specializes in the collection and processing of information intended to help its clients make better marketing decisions. Through its network of offices across the U.S. and Canada and its global affiliations, the Company's primary activity is the design, execution and interpretation of market research conducted on behalf of its clients, which include a majority of the largest 100 multinational consumer products and service companies, as well as many government agencies.